EXHIBIT 99.2  -  Press Release issued by Registrant, dated March 6, 2007 (Filed herewith.)

eMax Holdings Corporation Signs Agreement to Acquire Gold Rush Investments Corporation

eMax Holdings Corporation (PINKSHEETS: EMXC) http://www.emaxcorp.com, announces they have entered into an agreement to acquire Gold Rush Investments Corp. Roxanna Weber, CEO of eMax Holdings Corporation, stated that this is the beginning of several new events that will help to consolidate company holdings and to allow the company to focus on Real Acquisition and Development projects.

About Gold Rush Investments Corp.

Gold Rush Investments Corp. was formed to serve as a real estate investment and development holding company and is actively acquiring and developing real estate, financial and energy properties in the U.S. and Canada. Investors can find current updates and developments at http://www.goldrushinvestments.com. Gold Rush Investments Corp. owns and has developed the Gold Rush Network (www.goldrushnetwork.com), a financial network forged of some the most qualified firms and individuals in the Financial Community. Gold Rush Investments Corporation's Financial Division will continue to develop, market, and operate many financial portals, search engines, browser and security technologies, and many other products and services related to the financial industry. Don O'Neill, president, stated, "You can find all stock audio interviews at the Gold Rush News Player. The Gold Rush News radio player does not require Windows Media player, Real Media Player or any other player to load to hear the interviews."

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, IT, artificial intelligence technologies, energy and finance industries.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:
eMax Holdings Corp.
Roxanna Weber
866-585-2065
info@emaxcorp.com
http://www.emaxcorp.com
http://www.goldrushnetwork.com